Exhibit 5.1

May 2, 2012

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Ladies and Gentlemen:

I am acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering pursuant to the terms of the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan (the “Plan”) of up to 1,800,000 shares (the “Shares”) of common stock, par value $.10 per share (the “Common Stock”), in addition to the 4,500,000 shares of Common Stock originally reserved under the Plan and previously registered on the Company’s Registration Statements on Forms S-8 (File Nos. 333-115905, 333-17793 and 333-94331), as adjusted to reflect the one-for-ten stock split effective May 4, 2000 and the two-for-one stock splits effective June 11, 2001 and May 10, 2002. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I am a member of the Bar of the State of Illinois and, although I am not a member of the Bar of the State of Delaware, I have made such examination of the laws and regulations of the State of Delaware as I have deemed necessary to make the opinions set forth herein.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and any applicable forms of agreements used pursuant thereto, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued and the Shares will be fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ F. Samuel Eberts III
F. Samuel Eberts III Senior Vice President, Chief Legal Officer and Secretary